Exhibit 3.7

Number 148294

Certificate of Incorporation

on re-registration as a private company

I hereby certify that

SKILLSOFT LIMITED

has this day been re-registered under the Companies Acts 1963 to 2006 as a private company, and that the company is limited.

Given under my hand at Dublin, this Wednesday, the 23rd day of June, 2010 for Registrar of Companies